Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Experts” in the Preliminary Prospectus, dated October 25, 2024, and included in this Registration Statement (Form N-2) of AMG Comvest Senior Lending Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated March 27, 2024, with respect to the financial statements of AMG Comvest Senior Lending Fund included in the Annual Report (Form 10-K) for the year ended December 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

October 25, 2024